EXCESS BENEFIT PLAN
                                          OF
                             COLLINS & AIKMAN CORPORATION

                    (Amended And Restated as of November 7, 1986)

                                      ARTICLE I
                                Background and Purpose


               Effective as of February 29, 1976, the Collins & Aikman Corporation (the "Company") established the Excess Benefit Plan of Collins & Aikman Corporation (the "Plan"). The Plan is hereby amended and restated effective as of November 7, 1986. The Plan is intended to provide benefits which would have accrued to any Company employee under the terms of the Company's Profit-Sharing Plan or Retirement Plan but for certain restrictions imposed by certain provisions of the Internal Revenue Code, including without limitation, Code sections 415 and 401(a)(17), upon the contributions for, or benefits of, Company employees participating in the Profit-Sharing Plan and the Retirement Plan.


                                      ARTICLE II

                                     Definitions


               The following terms whenever used in the Plan, including the Preamble, shall have the meanings set forth in this Article II.

               2.1 "Beneficiary" means the Participant's beneficiary under the Profit-Sharing Plan or Retirement Plan, as the case may be, or such other beneficiary as is designated in writing to the Committee by the Participant.

               2.2 "Board of Directors" means the Board of Directors of the Company as constituted from time to time.

               2.3 "Code" means the Internal Revenue Code of 1954, as amended, or, effective January 1, 1987, the Internal Revenue Code of 1986, as amended.
               2.4 "Committee" means the Pension Plan and Profit-Sharing Plan Committee appointed by the Board of Directors which shall be

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          responsible for the administration of the Plan in accordance with
          Article VI.

               2.5 "Company" means Collins & Aikman Corporation or any successor thereto.

               2.6 "Excess Profit-Sharing Account" means the bookkeeping account established to reflect a Participant's total excess profit-sharing benefit under the Plan as determined in accordance with Ssection 4.1.

              2.7 "Excess Retirement Benefit" means a Participant's retirement benefit under the Plan determined in accordance with

          Section 4.2.
               2.8 "Fund" or "Funds" means the fund or funds in which contributions to the Profit-Sharing Plan may be invested.
               2.9 "Participant" means a Participant in this Plan as defined in Article III.
               2.10 "Plan" means the Excess Benefit Plan of Collins & Aikman Corporation, as amended and restated as of November 7, 1986.

               2.11 "Plan Year" means the 52 or 53 week period ending in each year on the Saturday nearest to or coinciding with the last day of February (or such other period as may be specified by the Committee).

               2.12 "Profit-Sharing Account" means the separate account or combination of accounts established and maintained for each Participant under the Profit-Sharing Plan.
               2.13 "Profit-Sharing Plan" means the Employees Profit-Sharing Plan of Collins & Aikman Corporation, as amended through March 2, 1986, and as may be amended from time to time thereafter.
               2.14 "Retirement Plan" means the Collins & Aikman Corporation Salaried Employees' Retirement Plan, as amended and restated effective March 3, 1985, and as may be amended from time to time thereafter.
               2.15 "Retirement Plan Benefit" means the annual retirement benefit payable to or on account of a Participant pursuant to the Retirement Plan.




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               2.16 "Valuation Date" means the last business day of each
          Plan Year, and such other dates as the Committee under the Profit-Sharing Plan may from time to time designate as "valuation dates".


                                     ARTICLE III
                                     Participants


               Any salaried employee who is a participant in the Profit-Sharing Plan and/or in the Retirement Plan shall be a Participant in this Plan if the benefit payable to such Participant under the Profit-Sharing Plan or the Retirement Plan is limited as a result of restrictions imposed by Code provisions, including, without limitation, the limitations on contributions and benefits imposed by Section 415 of the Code, and the limitation on includible compensation under Section 401(a)(17) of the Code.


                                      ARTICLE IV
                                       Benefits


               4.1  Excess Profit-Sharing Account.

               A Participant's Excess Profit-Sharing Account shall be equal to the total amounts credited to such account as follows:

                    (a) As of the last day of each Plan Year (commencing with the Plan Year ended February 29, 1976), each Participant's Excess Profit-Sharing Account shall be credited with an amount equal to the difference between (i) and (ii) (the "Excess Contributions") where (i) equals the contribution which would have been made to the Participant's Profit-Sharing Account for such Plan Year had the limitation imposed by Section 415 of the Code not been in effect, and had the amount of compensation used in calculating the contribution to the Participant's Profit-Sharing Account under the terms of the Profit-Sharing Plan not been curtailed by Section 401(a)(17) of the Code, and (ii) equals the actual contribution made to
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               the Participant's Profit-Sharing Account as of the end of
               such Plan Year; and
                    (b) As of each Valuation Date, each Participant's Excess Profit-Sharing Account shall be credited or debited, as the case may be, with an amount equal to the income, dividend, expense, gain, loss or other appreciation or depreciation in value (the "Investment Credit") which would have been earned on the Participant's Excess Profit-Sharing Account as of such Valuation Date had such account been invested in such Funds and in such proportions in each Fund as elected by the Participant in accordance with subparagraph (c) hereof.
                    (c) Each Participant may file a written election with the Committee prior to the last day of each Plan Year, in accordance with procedures established by the Committee, to have the Investment Credit allocable to his Excess Contributions for such Plan Year determined as if such Excess Contributions were invested in such Funds, and in such proportions in each Fund, as designated by the Participant. A Participant's investment designation shall be applied to future Excess Contributions unless, prior to the end of any Plan Year for which Excess Contributions are credited to such Participant's Excess Profit-Sharing Account, the Participant files a new investment designation with respect to Excess Contributions for such Plan Year. A Participant may change the investment designation as to existing amounts credited to his or her Excess Profit-Sharing Account on such dates and in accordance with such conditions as may be specified by the Committee.

                    If a Participant fails to file an investment
               designation with the Committee in accordance with this subparagraph (c), the election as to Fund investment filed by the Participant under the Profit-Sharing Plan shall be applied to his Excess Profit-Sharing Account, and any investment direction or transfer between Funds pursuant to a request which has been approved in accordance with the Profit-Sharing Plan shall be


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               similarly applied to the Participant's Excess Profit-Sharing
               Account.

               4.2  Excess Retirement Benefit
               A Participant's Excess Retirement Benefit shall be equal to the difference between (a) and (b) where
                    (a) equals the benefit the Participant would have received under the Retirement Plan on a single life annuity basis (i) had the limitation imposed by Section 415 of the Code not been in effect, (ii) had the amount of compensation used in calculating the Participant's Retirement Plan Benefit under the terms of the Retirement Plan not been curtailed by Section 401(a)(17) of the Code, and (iii) in the case of Donald F. McCullough, had such Participant's Retirement Plan Benefit been computed without regard to any actuarial reduction by reason of his retirement prior to attaining age 65; and

                    (b) equals the actual Retirement Plan Benefit on a single life annuity basis payable to the Participant.

               4.3  Vesting of Benefits
               A Participant shall become vested in his or her Excess Profit-Sharing Account and Excess Retirement Benefit in accordance with the same schedule and rules as are applicable in determining when he or she becomes vested in his or her Profit-Sharing Account or Retirement Plan Benefit, respectively.


                                      ARTICLE V

                                 Payment of Benefits


               5.1  Excess Profit Sharing Account
               A Participant's Excess Profit-Sharing Account shall be paid in the form of a lump-sum, at such time as the Participant would be entitled to receive a lump-sum payment under the Profit Sharing Plan. Upon the death of a Participant, the balance in his Excess Profit Sharing Account shall be paid to his Beneficiary in a lump-

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          sum as soon as practicable, and in any event no later than one year, after a Participant's death.

               5.2  Payment of Excess Retirement Benefit
               A Participant's Excess Retirement Benefit shall be paid under the same circumstances, in the same form and at the same time as such Participant's benefits under the Retirement Plan, and shall cease when benefits under the Retirement Plan cease, unless a Participant elects otherwise in accordance with this
          Article V. For purposes of determining such circumstances, form and time, all relevant provisions of the Retirement Plan shall be applied hereunder, including, without limitation, the provisions that relate to payments to the Participant's Beneficiary under such plan. A Participant may elect in writing prior to commencement of benefits under the Plan to receive payment of his or her Excess Retirement Benefit in an alternative form of benefit payment provided under the Retirement Plan, regardless of the form in which benefits under such plan are paid.


                                      ARTICLE VI

                              Administration of the Plan


               6.1  Committee
               The Committee shall be responsible for the management, operation and administration of the Plan and shall have such implied powers and duties as may be necessary to carry out the provisions of the Plan, including the power to delegate any of its administrative responsibilities hereunder as well as any powers and duties granted to the administrative committees under the Profit-Sharing Plan and the Retirement Plan.

               6.2  Benefit Determination
               The Committee shall rely on the records of the Company in determining the form in which and time at which benefits are being paid under the Profit-Sharing Plan and the Retirement Plan and, pursuant to Article V of this Plan, shall pay benefits under this Plan accordingly.

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               6.3  Indemnification
               To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities under any applicable law.


                                     ARTICLE VII

                                    Miscellaneous


               7.1  Benefits Payable by Company
               All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts or funds to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any such accounts or funds shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such investments.

               7.2  Inalienability of Benefits
               The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

               7.3  Status of Employment
               Nothing herein contained shall be deemed (a) to give any Participant the right to be retained in the employ of the Company

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          or any affiliate, (b) to affect the right of the Company to discipline, including (but not limited to), the right to discharge, any Participant at any time, (c) to give the Company or any affiliate the right to require any Participant to remain in its employ, or (d) to affect any Participant's right to terminate his or her employment at any time.

               7.4  Payments to Minors and Incompetents

               If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

               7.5  Amendment or Termination
               (a) The Company reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by the Company shall reduce a Participant's Excess Profit-Sharing Account or Excess Retirement Benefit accrued as of the time thereof.

               (b) If the Plan is terminated, a determination shall be made of each Participant's Excess Profit-Sharing Account and Excess Retirement Benefit as of the Plan termination date. The amount of such account or benefits shall be payable to the Participant or Beneficiary at the time it would have been payable under Article V if the Plan had not been terminated. Until fully paid, the accrued and undistributed balance of a Participant's Excess Profit-Sharing Account shall be credited or debited, as the case may be, as of the last day of each Plan Year, with an amount equal to the income, dividend, expense, gain, loss or other appreciation or depreciation in value on such balance as if it had been invested in such Funds and in such proportions in each Fund as the Participant's Profit-Sharing Account for such Plan Year. No interest shall be credited on an Excess Retirement Benefit.

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               7.6  Governing Law
               Except to the extent Pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New York.

               IN WITNESS WHEREOF, Collins & Aikman Corporation has caused this amended and restated Plan to be executed effective as of November 7, 1986.


                                             COLLINS & AIKMAN CORPORATION


                                             By:/s/ Alfred S. Crimmins
                                                President
          ATTEST:

          /s/ Charles H. Scherer
          Secretary
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